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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Warner Chilcott Public Limited Company

     We consent to the inclusion of our report dated March 31, 2000 with respect to the historical statements of net sales and product contribution of the Ovcon and Estrace cream product lines of Apothecon, a subsidiary of Bristol-Myers Squibb Company for the years ended December 31, 1999, 1998 and 1997 which report appears in the Form 8-K/A of Warner Chilcott Public Limited Company dated April 21, 2000.

/s/ KPMP LLP
Short Hills, New Jersey
April 21, 2000